Exhibit 3.196

State of Delaware Secretary of State Division of Corporations Delivered 03:15 PM 10/09/2014 Filed 03:09 PM 10/09/2014 SRV 141276924 – 5618663 FILE

CERTIFICATE OF FORMATION

OF

ESTERLINE GEORGIA US LLC

ARTICLE 1. NAME

The name of the limited liability company is Esterline Georgia US LLC.

ARTICLE 2. REGISTERED OFFICE AND

REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 9th day of October, 2014.

/s/ Troy Hickman
Troy Hickman
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:38 PM 06/10/2019 FILED 01:38 PM 06/10/2019 SR 20195339908 - File Number 4118656

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

ESTERLINE FEDERAL LLC

The undersigned, in order to amend the certificate of formation (“Certificate of Formation”) of Esterline Federal LLC (the “Company”) under the Delaware Limited Liability Company Act (6 Del. C. §1801, et seq.), certifies as follows:

1.	The name of the Company is Esterline Federal LLC.

2.	Article First of the Certificate of Formation is hereby amended and restated in its entirety to read as follows:

“First.       The name of the limited liability company is ScioTeq LLC.”

3.	The Certificate of Amendment shall be effective July 1, 2019.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation on this 10th day of June, 2019.

By:	/s/ Halle F. Terrion
Halle F. Terrion, Authorized Person